Exhibit 99.1

                          Secretary's Certification
                      Bravo! Foods International Corp.

      The undersigned, Roy D. Toulan, Jr. Secretary of Bravo! Foods International Corp., a corporation duly organized and existing in accordance with the laws of Delaware, does hereby certify that, on January 13, 2004, a duly called and constituted meeting of the Corporation's Board of Directors was held and, by unanimous vote of the Board of Directors, the following resolutions, inter alia, were passed and adopted:

      WHEREAS, the Corporation, through its Board of Directors, has authorized the issuance of employee options for, in the aggregate, 3,500,000 shares of the Corporation's Common Stock, having exercise prices ranging from $0.40 to $5.00 per share, and

      WHEREAS, the employment contracts of Tommy Kee and Benjamin Patipa call for the issuance of an additional 600,000 options, having exercise prices ranging from $0.25 to $0.40 per share, and

      WHEREAS, the Corporation, through its Board of Directors, has authorized the issuance of annual director incentive stock options for, in the aggregate, 1,0250,000 shares of the Corporation's Common Stock, having exercise prices ranging from $0.40 to $0.75 per share, and

      WHEREAS, the issuance of additional annual director incentive stock options for two years in the amount of 25,000 shares per director per year is appropriate at this time, and

      WHEREAS, the Corporation has been advised as to the benefits of incentive compensation through the issuance of its Common Stock rather than options, consistent with the mandates of current corporate governance rules, regulations and guidelines;

      The Board of Directors votes for and adopts the following actions:

      RESOLVED: To direct and authorize the Chief Financial Officer of the Corporation to take all steps necessary to exchange the incentive stock options issued to the Corporation's present employees and directors for the Corporation's Common Stock, on a one common share for one warrant share basis, and to make all appropriate entries in the books and records of the Corporation to reflect such exchange.

      RESOLVED: To issue the Common Stock of the Corporation as incentive compensation, as follows:

            * Each of the present seven directors of the Corporation shall be issued 25,000 shares of the Corporation's restricted Common Stock.

            * Tommy Kee shall be issued 300,000 shares of the Corporation's restricted Common Stock, as part of his employment agreement.

            * Benjamin Patipa shall be issued 300,000 shares of the Corporation's restricted Common Stock, as part of his employment agreement


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      RESOLVED: That such Common Stock shall be registered under the
      Securities Act of 1933, through a Form S-8, when issued

      RESOLVED: That in connection with the issuance of Common Stock as authorized in this resolution, the directors and employees receiving such Common Stock shall execute a so called "lockup" agreement, pursuant to which the recipients of such Common Stock shall not sell, transfer, pledge or hypothecate such Common Stock for a six month period, commencing on the issue date of such Common Stock. The issuance of such Common Stock to any individual director or employee shall be conditioned upon the execution of the "lockup" agreement by such director or employee.

      RESOLVED: To direct and cause the books and records of the Corporation to reflect the issuance of such Common Stock;


IN WITNESS WHEREOF, I have set my hand and caused the seal of the Corporation to be affixed hereto on this June 9, 2004


[Corporate Seal]                       s/s Roy D. Toulan, J
                                       -------------------------
                                       Secretary


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